Exhibit 99.1

i

ANNEX INDEX

ANNEX A	FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES

ANNEX B	FORM OF DELIVERY NOTICE

ANNEX C	FORM OF PREFERRED STOCK CONVERSION NOTICE

ANNEX D	FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE

ANNEX E	FORM OF RESTATEMENT NOTICE

ANNEX F	FORM OF RESTATEMENT ADJUSTMENT NOTICE

ANNEX G	CLOSING DELIVERY ADDRESS

ANNEX H	ANTIGENICS INC. WIRE INSTRUCTIONS

ii

INDEX

65-Day Notice	12
Acquiring Person	17
Agreement	1
Business Day	1
Capitalization Notice	16
Certificate of Rights and Preferences	1
Change of Control	17
Closing Date	1
Common Shares	1
Common Stock	1
Company	1
Company Financial Statements	19
Environmental Laws	10
Equity Issuance Notice	14
Exchange Act	2
Future Equity Issuance	13
Hazardous Materials	10
Indemnified Party	22
Indemnifying Party	22
Intellectual Property Rights	9
Later Issuance Price	15
Material Adverse Effect	1
Maximum Number	12
NASDAQ	2
Notice Period	12
Offering	3
Person	2
Preferred Stock	1
Price Adjustment Notice	14
Proceeding	21
Prospectus	12
Purchase Price	1
Purchaser	1
Purchaser Indemnified Party	21
Registration Statement	3
Related Proceeding	24
Restatement	18, 19
Restatement Adjustment Notice Deadline	19
Restatement Conversion Stock Price	19

Restatement Date	19
Restatement Notice	18
SEC Filings	2
Securities Act	2
Short Sales	2
Specified Conversion Coverage Period	14

2

AGREEMENT

This Agreement (the “Agreement”), dated as of August 31, 2007, is entered into by and between Antigenics Inc., a Delaware corporation (together with its successors, the “Company”), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, the “Purchaser”).

The parties hereto agree as follows:

1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a) Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to Purchaser at 9:30 a.m. New York City time on September 4, 2007 or at such other date and time as Purchaser and the Company shall mutually agree (such date, the “Closing Date”), in accordance with Section 2, One Million, Six Hundred and Twenty-Three Thousand, Three Hundred and Seventy-Seven (1,623,377) shares of the Company’s common stock, par value One Cent ($0.01) per share (the “Common Stock”), Fifteen Thousand, Two Hundred and Fifty (15,250) shares of the Company’s Class B Convertible Preferred Stock (the “ Preferred Stock”), of which Ten Thousand (10,000) shares will be designated Series B1 Convertible Preferred Stock and Five Thousand, Two Hundred and Fifty (5,250) shares will be designated Series B2 Convertible Preferred Stock, in each case having the terms and conditions set forth in the Certificate of Rights and Preferences attached as Annex A hereto (the “Certificate of Rights and Preferences”), for an aggregate purchase price of Five Million Dollars ($5,000,000) (the “Purchase Price”). Purchaser shall have the rights with respect to such shares of Common Stock and Preferred Stock specified in this Agreement and in the Certificate of Rights and Preferences.

(b) As used herein,

(i) the term “Business Day” means any day on which the Common Stock may be traded on NASDAQ or, if not admitted for trading on NASDAQ, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

(ii) the term “Common Shares” means the Common Stock issuable pursuant to Section 1(a) above together with shares of Common Stock issuable upon conversion of the Preferred Stock and all other Common Stock issuable under the Certificate of Rights and Preferences or this Agreement;

(iii) the term “Material Adverse Effect” means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, or financial condition of the Company and its subsidiaries taken as a whole or (B) the legality, validity or enforceability of the Agreement, the Certificate of Rights and Preferences, Registration Statement or Prospectus;

(iv) the term “NASDAQ” means the National Association of Securities Dealers Automated Quotation System, including the Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market, but if the NASDAQ is not then the principal U.S. trading market for the Common Stock, then “NASDAQ” shall be deemed to mean the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange registered under the Exchange Act, then the OTC Bulletin Board;

(v) the term “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind;

(vi) the term “SEC Filings” means reports and other documents filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company’s operations and cash flow contained therein; and

(vii) the term “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

2. Closing. The Closing shall take place initially via facsimile on the Closing Date in the manner set forth below; provided, that, original certificates representing shares of Preferred Stock shall be delivered via Federal Express or another reputable overnight carrier to the address set forth in Annex G hereto.

At the Closing, the following deliveries shall be made:

(a) Common Stock. The Company shall deliver to Purchaser One Million, Six Hundred and Twenty-Three Thousand, Three Hundred and Seventy-Seven (1,623,377) shares of Common Stock at its expense, issued in the name of and delivered to the Purchaser via The Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system.

(b) Preferred Stock. The Company shall deliver to Purchaser ten (10) stock certificates, each representing One Thousand (1,000) shares of Series B1 Convertible Preferred Stock, five (5) stock certificate representing One Thousand (1,000) shares of Series B2 Convertible Preferred Stock and one (1) stock certificate representing Two

Hundred and Fifty (250) shares of Series B2 Convertible Preferred Stock, in each case duly executed by the Company in definitive form, and registered in the name of Purchaser or as instructed by Purchaser in writing.

(c) Purchase Price. Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex H hereto, the Purchase Price in immediately available United States funds.

(d) Closing Documents. The closing documents required by Sections11 and 12 shall be delivered to Purchaser and the Company, respectively.

(e) Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex B shall be delivered to Purchaser.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3. Representations and Warranties of the Company.

(a) The Company hereby represents and warrants to Purchaser on the date hereof, and on the date of each conversion of the Preferred Stock, as follows:

(i) The Company has authorized the offer, sale and issuance of all shares of Common Stock and Preferred Stock issuable under this Agreement or under the Certificate of Rights and Preferences to the Purchaser (the “Offering“). The Offering, and any subsequent issuance of shares of Common Stock upon conversion of the Preferred Stock, has been registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-118175) as amended or replaced (the “Registration Statement”).

(ii) The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.

(iii) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Certificate of Rights and Preferences (including the authorization, sale, issuance and delivery of the shares of Common Stock and Preferred Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(iv) This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The issuance of the shares of Common Stock and Preferred Stock issuable hereunder and under the Certificate of Rights and Preferences is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.

(v) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, (ii) execute and deliver this Agreement, (iii) perform its obligations hereunder and under the Certificate of Rights and Preferences (including, but not limited to, the issuance of the shares of Common Stock and Preferred Stock issuable hereunder and under the Certificate of Rights and Preferences) and (iv) carry on its business as presently conducted and as presently proposed to be conducted.

(vi) The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(vii) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Certificate of Rights and Preferences.

(viii) Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Certificate of Rights and Preferences:

(1)

violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the

Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the NASD or the Nasdaq Global Market or any rule or regulation of the markets where the Company’s securities are publicly traded or quoted applicable to the Company or the transactions contemplated hereby; or

(2)	results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock and Preferred Stock issuable hereunder or under the Certificate of Rights and Preferences or upon any of the properties or assets of the Company or any of its subsidiaries.

(ix) When issued to Purchaser against payment therefor, each share of Common Stock and each share of Preferred Stock issuable hereunder and under the Certificate of Rights and Preferences:

(1)	will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(2)	will be free and clear of any security interests, liens, claims or other encumbrances; and

(3)	will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

(b) The Company hereby represents and warrants to Purchaser on the date hereof, and on the date of each conversion of the Series B1 Convertible Preferred Stock as follows:

(i) The Company satisfies all continued listing criteria of the Nasdaq Global Market. The Company is not aware of any present set of facts that would reasonably be expected (with the passage of time or the giving of notice or both or neither) to cause any of the Common Stock to be delisted from the Nasdaq Global Market. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the Nasdaq Global Market.

(ii) Since December 31, 2006, none of the Company’s SEC Filings contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since December 31, 2006, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect, except as disclosed in the Company’s SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company’s most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The Company’s SEC Filings made before and excluding the Closing Date fully disclose all material information concerning the Company and its subsidiaries.

(iii) There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Certificate of Rights and Preferences.

(iv) Immediately prior to the Closing Date, the authorized capital stock of the Company consists of Two Hundred and Fifty Million (250,000,000) shares of Common Stock, par value One Cent ($0.01) per share and Twenty-Five Million (25,000,000) shares of preferred stock, par value One Cent ($0.01) per share. As of August 30, 2007, Forty-Five Million, Nine Hundred and Eighteen Thousand, Five Hundred Twenty-Three (45,918,523) shares of Common Stock were issued and outstanding. As of June 30, 2007, (i) Forty-Five Million, Eight Hundred Eighty-Eight Thousand, Six Hundred and Eighty-Six (45,888,686) shares of Common Stock were issued and outstanding and Fourteen Million, One Hundred Seventy-Two Thousand, Seven Hundred and Thirty-Four (14,172,734) shares of Common Stock were currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) Thirty-One Thousand, Six Hundred and Twenty (31,620) shares of Series A Convertible Preferred Stock were issued and outstanding, and (iv) Six Million, Two Hundred Ninety One, Five Hundred and Seventy (6,291,570) shares of Common Stock were issued or reserved for issuance upon exercise of outstanding options and Three Million, Four Hundred Seventy-Seven, Nine Hundred and Eighty-Four (3,477,984) shares of Common Stock were reserved for issuance under the Company’s 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and Directors’ Deferred Compensation Plan. In addition to the foregoing, certain immaterial consultant and service contracts of the Company are payable in whole or in part in Common Stock. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above or as disclosed in the Company’s SEC Filings, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(v) No Non-Public Information. Purchaser has not requested from the Company, and the Company has not furnished to Purchaser, any material non-public information concerning the Company or its subsidiaries.

(vi) Restatement Notices. As of the date of closing of each conversion of Preferred Stock, the Company has provided Purchaser with all Restatement Notices required to be delivered following a Restatement (as defined below).

(vii) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Certificate of Rights and Preferences, including, without limitation, as a result of the Company’s issuance of the Common Stock and Preferred Stock issuable hereunder and the Purchaser’s ownership of the Common Stock and Preferred Stock issuable hereunder.

(viii) Backdating of Options. The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option. All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(ix) Placement Agent’s Fees. The Company shall be responsible for the payment of any placement agent’s fees to placement agents engaged by the Company (including Wm Smith Securities Incorporated), financial advisory fees, or brokers’ commissions relating to or arising out of the Offering pursuant to this Agreement. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the Offering pursuant to this Agreement.

(x) No Integrated Offering. Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of the NASDAQ.

(xi) Absence of Certain Changes. Except as disclosed in SEC Filings since December 31, 2006, there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations, or financial condition of the Company.

(xii) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a Material Adverse Effect.

(xiii) Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(xiv) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

(xv) Transactions With Affiliates. Except as disclosed or incorporated by reference into the Company’s SEC Filings, none of the officers,

directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) which would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(xvi) Insurance. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

(xvii) Employee Relations. The Company is not a party to any collective bargaining agreement. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(xviii) Intellectual Property Rights. Except as disclosed in the Company’s SEC Filings: (i) to the Company’s knowledge, the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights (“Intellectual Property Rights“) necessary to conduct its business as now conducted; (ii) the Company does not have any actual knowledge of any present infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or is presently infringing on the Intellectual Property Rights of others, the enforcement of which would result in a Material Adverse Effect on financial conditions; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no actual knowledge of any infringement or improper use by any third party of any of the Company’s Intellectual Property Rights that could be reasonably expected to have a Material Adverse Effect; and (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights. Notwithstanding anything in this Section 3(xviii) to the contrary, the Company may consummate a spin-off, enter into partnership, license and collaboration agreements and other similar arrangements.

(xix) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws“ means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials“) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(xx) Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xxi) Tax Status. Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(xxii) Internal Accounting and Disclosure Controls. Except as disclosed in the Company’s SEC Filings, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(xxiii) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(xxiv) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Offering will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(xxv) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.

(xxvi) Subsidiaries. The Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company’s Annual Report on Form 10-K (File No. 000-29089) for the year ended December 31, 2006. Except as disclosed in the Company’s SEC Filings, as of the Closing Date, the Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company’s subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws.

4. Registration Provisions.

(a) The Company will keep the Registration Statement continuously effective for so long as any Preferred Stock remains outstanding.

(b) The Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the “Prospectus“) as may be necessary to comply with the provisions of the Securities Act with respect to the issuance of all shares of Common Stock and Preferred Stock issuable to Purchaser (or any subsequent holder of Preferred Stock) hereunder and under the Certificate of Rights and Preferences.

(c) The Company will cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted.

(d) The Company will provide a transfer agent and registrar for all Common Shares and a CUSIP number for all Common Shares.

(e) The Company will otherwise comply with all applicable rules and regulations of the SEC, the Nasdaq Global Market and any other exchange or quotation service on which the Common Stock and Preferred Stock are obligated to be listed or quoted under this Agreement.

5. 19.9% Limit on Shares Issuable.

(a) In no event shall the total number of Common Shares issued or issuable hereunder exceed Nine Million, One Hundred Thirty-Seven Thousand, Seven Hundred and Eighty-Six (9,137,786) shares except that in the event of a Change of Control, the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and nine tenths percent (19.9%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person.

(b) The aggregate number of shares of Common Stock issued, as of a particular date, hereunder or upon conversion of the Preferred Stock owned by Purchaser and issuable pursuant to this Agreement and the Certificate of Rights and Preferences shall not exceed the Maximum Number as of that date. The “Maximum Number” shall initially equal Four Million, Four Hundred Seventy-Seven Thousand, Fifty-Six (4,477,056), or, in the event of a Change of Control, shall equal nine and three-fourths percent (9.75%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person as of immediately after the consummation of the Change of Control, and may be increased upon expiration of a 65-day notice period (the “Notice Period“) after Purchaser delivers a notice (a “65-Day Notice”) to the Company designating a greater Maximum Number. A 65-Day Notice may be given at any time. From time to time following the Notice Period, Common Stock may be issued to Purchaser for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company on the Closing Date and on the date of each conversion of the Series B1 Convertible Preferred Stock:

(a) Purchaser has been duly incorporated and is validly existing under the laws of Bermuda.

(b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(c) Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the securities issuable hereunder.

(d) Purchaser (i) has had no position, office or other material relationship within the past three (3) years with the Company or Persons known to it to be affiliates of the Company, (ii) is not a, and it has no direct or indirect affiliation or association with any, NASD member as of the date hereof and (iii) will not, after giving effect to the Offering, alone or as part of any “group” (as such term is defined by Rule 13d-5 promulgated under the Exchange Act) of which Purchaser is a part, in connection with the Offering acquire, or obtain the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company.

(e) Neither the Purchaser, directly or indirectly, nor any Person acting on behalf of or pursuant to any understanding with Purchaser, has engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving any of the Company’s securities) since the time that Purchaser first began discussion with the Company regarding an investment in the Company through and including the date hereof. Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with Purchaser will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are first publicly disclosed.

7. Future Equity Issuances.

(a) “Future Equity Issuance” means any discussions with any Person regarding any sale or issuance by the Company to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company’s capital stock subsequent to the Closing Date, other than an Excluded Issuance.

(b) If, within (i) thirty (30) Business Days following the Closing Date, or (ii) thirty (30) Business Days following any Specified Conversion (as defined in the Certificate of Rights and Preferences) of any Preferred Stock (each, a “Specified Conversion Coverage Period”), there is (x) a public disclosure of the Company’s intention or agreement to engage in a Future Equity Issuance, or (y) a consummation of a Future Equity Issuance, in each case at a price per share below Three Dollars and Eight Cents ($3.08) per share, then the Company shall notify Purchaser of each such disclosure and each such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the “Equity Issuance Notice”), no later than one (1) Business Day after each such disclosure and each such consummation.

(c) On or after the date of delivery of an Equity Issuance Notice (or on or after the date on which a disclosure or consummation described in Section 7(b) has occurred that requires the Company to deliver an Equity Issuance Notice), Purchaser shall have the right, at its sole discretion, to deliver a notice to the Company (a “Price Adjustment Notice”) on or before the date that is five (5) Business Days after and excluding the date the Equity Issuance Notice is delivered; provided, however, if the closing of the transaction described in the Equity Issuance Notice, or any related transaction, occurs at a later date, Purchaser shall have the right, at its sole discretion, to deliver a new Price Adjustment Notice or replace an existing Price Adjustment Notice no later than five (5) Business Days after the public announcement of such closing date. If Purchaser delivers a Price Adjustment Notice to the Company, then:

(i) the Conversion Stock Price (as defined in the Certificate of Rights and Preferences) shall be reduced as set forth in the Certificate of Rights and Preferences; and

(ii) in the case of a Future Equity Issuance disclosed or consummated within thirty (30) Business Days following the Closing Date, the Company shall promptly issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, between (x) the quotient of Five Million Dollars ($5,000,000) divided by the Later Issuance Price (as defined below) and (y) the number of shares of Common Stock issued on the Closing Date; and

(iii) in the case of a Future Equity Issuance disclosed or consummated within any Specified Conversion Coverage Period, the Company shall promptly issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, with respect to the related Specified Conversion and any related Specified Subsequent Conversion (as defined in the Certificate of Rights and Preferences) between (x) the number of shares of Common Stock that would have been issued at such closing had the reduced Conversion Stock Price set forth in clause (i) been in effect on all dates prior to and including such closing and (y) the number of shares of Common Stock issued at the closing of such Specified Conversion or Specified Subsequent Conversion.

(d) “Excluded Issuance” means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, or similar plans, contracts or arrangements approved by the Company’s Board of Directors after the date hereof, in each case in the ordinary course of business consistent with past practices, (C) issuances issued upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (D) Common Shares issued or issuable pursuant to this Agreement or upon the exercise of any rights under the Certificate of

Rights and Preferences, or (E) issuances pursuant to strategic joint ventures, strategic partnerships, consulting arrangements or service provider arrangements the primary purpose of which is not to raise capital.

(e) “Later Issuance Price” means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

(f) No Integrated Offering. Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of the NASDAQ.

8. Covenants of the Company. The Company covenants and agrees with Purchaser as follows:

(a) For so long as Purchaser owns any shares of Preferred Stock that remain convertible into Common Stock or into additional shares of Preferred Stock and for a period of one (1) year thereafter, the Company will use its commercially reasonable efforts to (i) maintain the eligibility of the Common Stock for listing on the Nasdaq Global Market; (ii) regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the Nasdaq Global Market in the event that the Common Stock is delisted by the Nasdaq Global Market or any other applicable market or exchange; (iii) obtain a listing on another National Securities Exchange if the Common Stock is delisted by the Nasdaq Global Market; and (iv) cause the representations and warranties contained in Section 3 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

(b) If a Restatement occurs, the Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.

(c) The Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on the Current Report on Form 8-K and any press release issued by the Company to announce the Closing and the transactions contemplated thereby, before Filing such Form 8-K and issuing such press release. The Company will provide Purchaser with a reasonable opportunity, which shall not be less than one (1) full Business Day, to review and comment on any other public disclosure, other than in an SEC Filing which does no more than summarize the terms of this Agreement and the Certificate of Rights and Preferences.

(d) The Company will make all filings required by law with respect to the transactions contemplated hereby.

(e) The Company will comply with the terms and conditions of the Preferred Stock as set forth in the Certificate of Rights and Preferences, and will not amend the Certificate of Rights and Preferences without the required consent of the holders of the Preferred Stock.

(f) For so long as any shares of Series B1 Convertible Preferred Stock remain outstanding, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Purchaser a certificate of the Chief Executive Officer and Chief Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

(g) The Company shall cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) at all times from and after the Closing Date.

(h) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Preferred Stock outstanding or issuable hereunder or under the Certificate of Rights and Preferences.

(i) The Company shall, not later than three (3) Business Days after each written request from Purchaser, deliver a notice (a “Capitalization Notice”) stating the number of shares outstanding of each of the Company’s classes of common stock, as of the latest practicable date.

(j) The Company shall (i) publicly distribute a press release disclosing the material terms of the Closing within one (1) Business Day after and excluding the Closing Date, and (ii) file a report with the SEC on Form 8-K with respect to the Closing or any conversion of Preferred Stock at which the Company issues Common Shares equal to or greater than one percent (1%) of the number of shares of Common Stock outstanding immediately before the closing of such conversion, in each case within four (4) Business Days after and excluding such event.

9. Change of Control.

(a) If the Company is a party to any transaction which results in a Change of Control, Purchaser and its assigns shall have the rights set forth in the Certificate of Rights and Preferences regarding Changes of Control in addition to the rights contained in this Agreement. The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under this Agreement and the Certificate of Rights and Preferences including, but not limited to, the conversion, share registration and other provisions regarding the Preferred Stock and

Common Stock contained herein and therein and thereafter all references to the Company herein shall be deemed to be references to the Acquiring Person.

(b) On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Purchaser written notice that the Acquiring Person has assumed such obligations. The Company shall provide Purchaser with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person. Thereafter, the Company shall notify Purchaser promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

(c) “Change of Control” means (i) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as hereinafter defined) or its Parent, Subsidiary or affiliate (each as defined for purposes of Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (ii) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock. Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(d) “Acquiring Person” means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Purchaser’s election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

10. Restatements.

(a) If a Restatement (as defined below) occurs on or before the sixtieth (60th) Business Day after and excluding the Closing Date or the closing of any conversion of Preferred Stock, the Company shall:

(i) deliver to Purchaser a written notice (a “Restatement Notice”) within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed; and

(ii) promptly following receipt of a Restatement Adjustment Notice, issue and deliver a number of shares of Common Stock to Purchaser equal to the positive number, if any, determined according to the following formula:

[ N / (R/A) ] – N

where:

N = the number of shares of Common Stock issued on the Closing Date or such closing of the conversion of Preferred Stock

R = the Restatement Price

A = the average of the Daily Market Stock Prices for the twenty (20) Business Days ending on and including the tenth (10th) Business Day before the date on which the Restatement is first publicly announced.

(b) At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline, Purchaser may deliver a notice (a “Restatement Adjustment Notice”) to the Company specifying the Restatement Date, the Restatement Price, and calculating the number of shares of Common Stock, if any, required to be issued by the Company to Purchaser pursuant to clauses (a) and (b) of this Section 10.

(c) “Restatement” means that the Company restates or announces its intention to restate any portion of the Company Financial Statements in any material respect.

(d) “Restatement Price” means the Prevailing Stock Price (as defined in the Certificate of Rights and Preferences) calculated as of any day during either of the following periods, in the sole discretion of the Purchaser: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which the Company files restated financial statements with the SEC with respect to such Restatement.

(e) “Restatement Adjustment Notice Deadline” means the sixtieth (60th) Business Day after the later of (i) the date on which the Company delivers the Restatement Notice to Purchaser and (ii) the date on which the Company files an amended

SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement.

(f) “Company Financial Statements” means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

(g) “Restatement Date” means, at the option of and pursuant to the determination of Purchaser (as designated in a notice from Purchaser to the Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of the Company’s Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

11. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Purchaser:

(a) On the Closing Date and on the date of each conversion of Preferred Stock: (i) the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied in all material respects with all of the covenants and agreements in this Agreement; and (iii) Purchaser shall have received (A) on the Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to such effect and (B) on the date of each conversion of Preferred Stock a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to such effect.

(b) On the Closing Date and on the date of each conversion of the Series B1 Convertible Preferred Stock, the Company shall have delivered to Purchaser an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Purchaser, dated the date of delivery.

(c) On the Closing Date, all Common Shares shall be duly listed and admitted for trading on the Nasdaq Global Market, subject to notice of issuance.

(d) On or before the Closing Date, the Company shall have filed with the Delaware Secretary of State the Certificate of Rights and Preferences.

(e) On or before the Closing Date, the Company shall have obtained an executed waiver from each holder of the Senior Secured Convertible Notes issued on October 30, 2006 (together with any senior secured convertible notes issued in replacement or exchange thereof in accordance with the terms thereof and any senior secured convertible notes issued to pay interest) in the form attached as Annex I hereto and shall have provided true and correct copies of each such waiver to Purchaser.

12. Conditions Precedent to the Company’s Obligations.

The obligations of the Company hereunder are subject to the performance by Purchaser of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on the Closing Date and on the date of each conversion of Preferred Stock:

(a) the representations and warranties made by Purchaser in this Agreement shall be true and correct;

(b) Purchaser shall have complied fully with all the covenants and agreements in this Agreement; and

(c) Purchaser shall have delivered to the Company on each such date a certificate of an appropriate officer of Purchaser dated such date and to such effect.

13. Fees and Expenses. Each of Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the Registration Statement, including, without limitation, all fees and expenses associated with any NASD filing, if applicable.

14. Non-Performance.

(a) If the Company, at any time, shall fail to deliver the shares of Common Stock or Preferred Stock to Purchaser required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement and the Certificate of Rights and Preferences, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser’s other remedies at law or in equity):

(i) indemnify and hold Purchaser harmless against any loss, claim or damage (including without limitation, incidental damages) arising from or as a result of such failure by the Company; and

(ii) reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Certificate of Rights and Preferences and the transactions contemplated herein and therein.

15. Indemnification.

(a) General Indemnification Obligation. The Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Purchaser

Indemnified Party”) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

(ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and

(iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Certificate of Rights and Preferences;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Purchaser in connection therewith.

(b) Conduct of Claims.

(i) Whenever a claim for indemnification shall arise under this Section 15, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

(ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 15 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

16. Survival of the Representations, Warranties, etc.

The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock and Preferred Stock issuable hereunder.

17. Notices.

All communications hereunder shall be in writing and delivered as set forth below.

(a) If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex G hereto (unless otherwise notified in writing of a substitute address).

(b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, NY 10010

Attention: Chief Financial Officer

Telephone: (212) 994-8200

Facsimile: (212) 994-8299

with copies to (which copies shall not constitute notice):

Antigenics Inc.

3 Forbes Road

Lexington, MA 02421

Attention: Legal Department

Telephone: (781) 674-4400

Facsimile: (781) 674-4200

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Paul Kinsella

Telephone: (617) 951-7000

Facsimile: (617) 235-0822

(c) To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex H.

(d) If the Company does not agree and acknowledge or object to the delivery of any Preferred Stock Conversion Notice by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

18. Miscellaneous.

(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 15 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Subject to Section 6(e) hereof, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the shares of Common Stock and Preferred Stock), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the shares of Common Stock and Preferred Stock), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 18(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding”). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

(e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus two percent (2%).

(f) Purchaser and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Certificate of Rights and Preferences are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(g) Any and all remedies set forth in this Agreement or the Certificate of Rights and Preferences: (i) shall be in addition to any and all other remedies Purchaser or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and the Company may elect. The exercise of any remedy by Purchaser or the Company shall not be deemed an election of remedies or preclude Purchaser or the Company, respectively, from exercising any other remedies in the future.

(h) The parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and neither party would have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Certificate of Rights and Preferences. Except as

specifically provided otherwise in this Agreement and the Certificate of Rights and Preferences, the Company’s obligations to indemnify and hold Purchaser harmless in accordance with Section 15 of this Agreement are obligations of the Company that the Company promises to pay to Purchaser when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(j) Each of the parties will cooperate with the others and use its commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term “include” or “including” shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m) Time shall be of the essence in this Agreement.

(n) All dollar ($) amounts set forth herein and in the Certificate of Rights and Preferences refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

ANTIGENICS INC.

By: /s/ Garo H. Armen, Ph.D.

Name: Garo H. Armen, Ph.D.

Title: Chairman and CEO

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor,

FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Peter Zayfert

Name: Peter Zayfert

Title: Authorized Signatory

By: /s/ Stewart Turner

Name: Stewart Turner

Title: Authorized Signatory

SIGNATURE PAGE TO AGREEMENT